Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Rover Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 per share	Other (2)	9,226,293	(3)	$3.83	(2)	$35,336,702.20	(2)	0.0001102	$3,894.10
Total Offering Amounts							$35,336,702.20	(2)		$3,894.10
Total Fee Offsets										$0.00
Net Fee Due										$3,894.10
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(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that become issuable under the Rover Group, Inc. 2021 Equity Incentive Plan (the “2021 EIP”) as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of the Class A Common Stock.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low sales prices of the Class A Common Stock on The Nasdaq Global Market on January 6, 2023, which was $3.83 per share.
(3)Represents additional shares of Class A Common Stock reserved for issuance as a result of an annual evergreen increase provided for in the 2021 EIP and occurring on January 1, 2023, which are in addition to shares of Class A Common Stock previously registered in connection with the 2021 EIP on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 7, 2021 (SEC File No. 333-260105).